EXHIBIT 99.2

MSN HOLDCO, LLC AND SUBSIDIARIES
Consolidated Financial Statements
December 29, 2013 and December 30, 2012

MSN HOLDCO, LLC AND SUBSIDIARIES
Boca Raton, Florida
CONSOLIDATED FINANCIAL STATEMENTS
December 29, 2013 and December 30, 2012

Crowe Horwath LLP
Independent Member Crowe Horwath International

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Members
MSN HoldCo, LLC and Subsidiaries
Boca Raton, Florida

Report on the Financial Statements

We have audited the accompanying financial statements of MSN Holdco, LLC and Subsidiaries, which comprise the balance sheets as of December 29, 2013 and December 30, 2012, and the related statements of operations, changes in members’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MSN HoldCo, LLC and Subsidiaries as of December 29, 2013 and December 30, 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matters

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has negative cash from operations and is in default of its loan covenants as of December 29, 2013 and is operating under the terms of a forbearance agreement. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Our opinion is not modified with respect to this matter.

Subsequent Event

Subsequent to December 29, 2013, the Company entered into an asset purchase agreement with an unrelated entity for the sale of substantially all of the Company’s assets and the buyer assumed certain liabilities with the exclusion of debt obligations. Our opinion is not modified with respect to this matter.

Other

In our report dated June 25, 2014, we expressed a qualified opinion as the Company had not completed the goodwill impairment analysis as required under accounting principles generally accepted in the United States of America.  The effects on the 2013 financial statements of the failure to complete the required goodwill impairment analysis had not been determined.  As described in Note 9, the Company subsequently completed the analysis and restated its 2013 financial statements to conform to accounting principles generally accepted in the United States of America.  Accordingly, our opinion on the 2013 financial statements presented herein, is unqualified.

Crowe Horwath LLP

Fort Lauderdale, Florida
June 25, 2014. except for Note 9,
as to which date is September 12, 2014

MSN HOLDCO, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 29, 2013 and December 30, 2012
(in thousands, except number of units and per unit amounts)

	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$3,644	$1,851
Accounts receivable, net of allowance for doubtful accounts of $555 and $370 at December 29, 2013 and December 30, 2012, respectively	36,359	34,954
Prepaid expenses	924	589
Other current assets	349	883
Total current assets	41,276	38,277
Property and equipment, net of accumulated depreciation of $6,608 and $5,555 at December 29, 2013 and December 30, 2012, respectively	5,255	5,873
Goodwill, net of impairment	17,396	24,532
Intangible assets, net of accumulated amortization of $6,909 and $4,815 at December 29, 2013 and December 30, 2012, respectively, and impairment charge of $40	9,457	11,551
Other assets	2,520	163
Total assets	$75,904	$80,396
LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$15,064	$14,365
Accrued payroll and related liabilities	4,924	3,867
Current portion of capital lease obligation	195	—
Revolving line of credit	5,766	1,298
Current portion of long-term debt	105,328	—
Accrued P-I-K interest	1,175	—
Total current liabilities	132,452	19,530
Long-term debt, net of current portion and net of discount of $-0- and $7,741 at December 29, 2013 and December 30, 2012, respectively	—	90,580
Accrued P-I-K interest	—	1,159
Long-term capital lease obligation	301	—
Other liabilities	6,973	5,844
Total liabilities	139,726	117,113
MSN HoldCo, LLC (MSN) members’ deficit:
Class A Units, $0.00 par value per unit, 4,140 issued and outstanding	—	—
Class A Warrants, $0.00 par value per unit, 4,860 issued and outstanding	—	—
Class B Units, $0.00 par value per unit, 1,000 authorized: 516 and 485 issued and outstanding at December 29, 2013 and December 30, 2012, respectively	—	—
Class C Units, $0.00 par value per unit, 1,600 authorized: 1,400 issued and outstanding at December 29, 2013 and December 30, 2012, respectively	—	—
Additional paid‑in capital	4,972	4,900
Accumulated deficit	(69,196)	(42,019)
Total MSN members’ deficit	(64,224)	(37,119)
Noncontrolling interest in subsidiary	402	402
Total members’ deficit	(63,822)	(36,717)
Total liabilities and members’ deficit	$75,904	$80,396

See accompanying notes to consolidated financial statements.

MSN HOLDCO, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 29, 2013 and December 30, 2012
(in thousands)

	2013	2012

Service revenues	$229,021	$240,234
Cost of services rendered	172,513	180,083
Gross margin	56,508	60,151
Operating expenses:
Selling, general and administrative	56,314	55,555
Depreciation and amortization	5,012	4,378
Impairment of goodwill	7,136	—
Restructuring and other charges	399	2,000
Interest expense, net	14,536	15,697
Loss from continuing operations	(26,889)	(17,479)
Discontinued operations:
Earnings from operations of HomeCare	—	116
Gain on sale of HomeCare	—	2,009
Income from discontinued operations	—	2,125
Net loss	(26,889)	(15,354)
Net income – noncontrolling interest in subsidiary	288	321
Net loss attributable to MSN HoldCo, LLC	$(27,177)	$(15,675)

See accompanying notes to consolidated financial statements.

MSN HOLDCO, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT
Years ended December 29, 2013 and December 30, 2012
(in thousands, except number of units)

	Class A				Class B and		Additional		Total MSN	Noncontrolling	Total
	Units		Warrants		Class C Units		Paid-in	Accumulated	Members’	Interest in	Members’
	Number	Par	Number	Par	Number	Par	Capital	Deficit	Deficit	Subsidiary	Deficit

Balance at December 25, 2011	4,140	$—	4,860	$—	1,579	$—	$4,734	$(26,344)	$(21,610)	$402	$(21,208)
Forfeiture of Class B Units	–	–	–	–	(349)	–	–	–	–	–	–
Grant of Class B Units	–	–	–	–	255	–	–	–	–	–	–
Grant of Class C Units	–	–	–	–	400	–	–	–	–	–	–
Repurchase of Class B Units	–	–	–	–	–	–	(1)	–	(1)	–	(1)
Stock-based compensation	–	–	–	–	–	–	167	–	167	–	167
Income attributable to noncontrolling interest in subsidiary	–	–	–	–	–	–	–	–	–	(321)	(321)
Distributions	–	–	–	–	–	–	–	–	–	321	321
Net loss	–	–	–	–	–	–	–	(15,675)	(15,675)	–	(15,675)
Balance at December 30, 2012	4,140	–	4,860	–	1,885	–	4,900	(42,019)	(37,119)	402	(36,717)
Forfeiture of Class B Units	–	–	–	–	(88)	–	–	–	–	–	–
Grant of Class B Units	–	–	–	–	119	–	–	–	–	–	–
Reduction of Class C Units	–	–	–	–	(600)	–	–	–	–	–	–
Grant of Class C Units	–	–	–	–	600	–	–	–	–	–	–
Repurchase of Class B Units	–	–	–	–	–	–	–	–	–	–	–
Stock-based compensation	–	–	–	–	–	–	72	–	72	–	72
Income attributable to noncontrolling interest in subsidiary	–	–	–	–	–	–	–	–	–	(288)	(288)
Distributions	–	–	–	–	–	–	–	–	–	288	288
Net loss	–	–	–	–	–	–	–	(27,177)	(27,177)	–	(27,177)
Balance at December 29, 2013	4,140	$—	4,860	$—	1,916	$—	$4,972	$(69,196)	$(64,224)	$402	$(63,822)

See accompanying notes to consolidated financial statements.

MSN HOLDCO LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 29, 2013 and December 30, 2012
(in thousands)

	2013	2012
Cash flows from operating activities
Net loss	$(26,889)	$(15,354)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	5,012	4,382
Goodwill impairment charge	7,136	—
Gain on sale of discontinued operations	—	(2,009)
Amortization of debt issuance cost	961	560
Stock-based compensation expense	72	167
Provision for doubtful accounts	255	158
Amortization of debt discount	7,741	9,342
Increase in paid-in-kind (PIK) interest	4,612	2,825
Changes in operating assets and liabilities:
Accounts receivable	(1,660)	3,369
Prepaid expenses and other current assets	(197)	699
Other assets	(511)	(254)
Accounts payable and accrued expenses	595	1,647
Accrued payroll and related liabilities	1,057	(1,503)
Other liabilities	1,129	(2,712)
Cash (used in) provided by operating activities	(687)	1,317
Investing activities
Purchases of property and equipment, net	(1,653)	(2,738)
Cash paid for acquisitions	—	(4,000)
Cash received from sale of discontinued operations, net of cash paid	—	6,385
Capitalized internal software costs	(55)	(131)
Cash used in investing activities	(1,708)	(484)
Financing activities
Dividends paid to holders of noncontrolling interest in subsidiary	(184)	(327)
Principal payments on term loan	—	(3,000)
Net borrowings under revolving credit facility	4,468	1,298
Payments of debt issuance costs	—	(150)
Repurchase of Class B units	—	(1)
Principal payments under capital lease obligations	(96)	—
Cash provided by (used in) financing activities	4,188	(2,180)
Net change in cash and cash equivalents	1,793	(1,347)
Cash and cash equivalents at beginning of period	1,851	3,198
Cash and cash equivalents at end of year	$3,644	$1,851

See accompanying notes to consolidated financial statements.

MSN HOLDCO LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
Years ended December 29, 2013 and December 30, 2012
(in thousands)

	2013	2012
Supplemental disclosure of cash flow information:
Cash interest paid	$1,255	$3,339
Supplemental disclosure of non-cash investing and financing activities:
Debt issuance costs classified as liabilities	$3,343	$660
Purchases of equipment through capital leases	$592	$—

The Company acquired the net assets of Pathway Medical Staffing for $4,393.
In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired	$—	$4,512
Consideration paid for the acquisition of assets	—	4,393
Liabilities assumed	$—	$119

Noncash consideration paid for the acquisition of assets is comprised of the following:
Contingent consideration	$—	$393

See accompanying notes to consolidated financial statements.

MSN HOLDCO, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 29, 2013 and December 30, 2012

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization
MSN HoldCo, LLC (MSN, or the Company), a Delaware limited liability company designated as a partnership, was founded in June 2010. Through a Section 363 sales auction process, on September 27, 2010, the Company acquired certain assets and select liabilities of a company that had filed for Chapter 11 protection under the United States (U.S.) bankruptcy code.
MSN is a provider of temporary (predominately healthcare) staffing services including per diem, short term contracts and travel, in the U.S. The Company's per diem healthcare staffing assignments (less than two weeks in duration), its short term contract-based healthcare staffing assignments (more than two weeks in duration) and its travel healthcare staffing assignments (typically thirteen weeks in duration) place professionals, predominately nurses, at hospitals and other healthcare facilities in response to its clients’ temporary staffing needs. Short term contract-based assignments are typically staffed by the Company’s per diem branches while longer length assignments are staffed by both its centralized travel offices and per diem branches. Having scale per diem and travel businesses provides the Company with internal synergies of cross-selling between the two divisions. In addition to nurse staffing, the Company provides temporary per diem, short-term contracts and travel staffing of allied health professionals, such as specialized radiology and diagnostic imaging specialists, clinical laboratory specialists, rehabilitation specialists, pharmacists, respiratory therapists and other similar healthcare vocations. The Company's temporary healthcare staffing client base includes for-profit and not-for-profit hospitals, teaching hospitals, nursing homes, governmental facilities and regional healthcare providers.
For the years ended December 29, 2013 and December 30, 2012, temporary staffing services represented 99.5% and 99.7%, respectively, of the Company’s consolidated revenues, with permanent placements representing approximately 0.5% and 0.3%, respectively, of its consolidated revenues.
The Company has a 68% ownership stake in InteliStaf of Oklahoma, LLC, which is a joint venture with an independent third party. The third party is a hospital system that is the largest client of the joint venture.
Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant areas requiring the use of management estimates relate to (i) the determination of required accruals for health, workers’ compensation and professional liability that are partially self-funded; (ii) the determination of allowance for doubtful accounts; (iii) legal contingencies; and (iv) the determination of estimates used in the impairment analysis of goodwill and other intangible assets and (v) the Company's ability to continue as a going concern.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Principles of Consolidation
The consolidated financial statements include the accounts of: (i) the Company; (ii) MSN Holding Company, Inc., (MSN Inc.), a wholly-owned subsidiary of MSN; (iii) Medical Staffing Network Healthcare, LLC (MSNH), 99.9% owned by MSN and 0.1% owned by MSN Inc.; (iv) Optimal Workforce Solutions, LLC, a wholly-owned subsidiary of MSNH; (v) MSN Texas LLC, a wholly-owned subsidiary of MSNH; and (vi) InteliStaf of Oklahoma, LLC, a joint venture between MSNH (68% ownership) and Integris ProHealth, Inc. (an unrelated third party with 32% ownership). All material intercompany transactions and balances have been eliminated in consolidation.
The Company’s fiscal year consists of 52/53 weeks, and it ends on the last Sunday in December in each fiscal year. The 2013 and 2012 fiscal years consisted of 52 weeks and 53 weeks, respectively.
Cash and Cash Equivalents
For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Deposits in banks may exceed the amount of insurance provided on such deposits. The Company performs reviews of the creditworthiness of its depository banks. The Company has not experienced any losses on deposits for the years ending December 29, 2013 and December 30, 2012.
Accounts Receivable and Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and their dispersion across a number of geographic areas. However, essentially all trade receivables are concentrated in the hospital and healthcare sectors in the U.S. and, accordingly, the Company is exposed to their respective business and economic variables, and repayment is dependent upon the financial stability of these industry sectors. At December 29, 2013 and December 30, 2012, approximately 11.7% and 11.1%, respectively, of the Company’s accounts receivable balance was from one customer. For the year ended December 29, 2013, approximately 15.4% of the Company’s sales were from one customer. There was no sales concentration for the year ended December 30, 2012. The Company does not generally require collateral. The allowance for doubtful accounts represents the Company’s estimate for uncollectible receivables based on a review of specific accounts and the Company’s and management’s experience regarding historical collections. The Company writes off specific accounts based on an ongoing review of collectability as well as management’s past experience with the customers.
Property and Equipment
Property and equipment acquired in the September 27, 2010 acquisition were valued at their fair market values pursuant to the provisions of the Fair Value Measurements and Disclosures Topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) (ASC 820), and property and equipment that was purchased after September 27, 2010 are recorded at cost. Property and equipment are depreciated using the straight-line method over their estimated useful lives, ranging generally from three to seven years. The property and equipment acquired through the bankruptcy sales process are depreciated over their estimated remaining useful lives of 1.2 to 5 years. Leasehold improvements are depreciated over the lives of the related leases or their estimated useful lives, whichever is shorter.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
The costs of all software purchased from a third party vendor (i.e. various medical information systems utilized in the temporary healthcare staffing industry, and accounting software), including software that will require additional internal development, are amortized using the straight-line method over their estimated useful life of three to five years.
Certain software development costs for internally developed software have been capitalized in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) (SOP 98-1), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The Company expenses all costs incurred that relate to the planning and post implementation phases of development. Costs for personnel associated with programming, coding and testing of such software during the application development stage are capitalized and amortized using the straight-line method over their estimated useful life of three years. Costs associated with repair or maintenance of internally developed software are included in the line item “Selling, general, and administrative expenses” in the accompanying consolidated statements of operations.
Goodwill and Other Intangible Assets
Goodwill represents the excess of purchase price over the fair value of net assets acquired. The Intangibles – Goodwill and Other Topic of the FASB ASC (ASC 350) requires that goodwill be separately disclosed from other intangible assets on the balance sheet. Pursuant to the provisions of ASC 350, the Company does not amortize goodwill or intangible assets deemed to have an indefinite useful life. Identifiable intangible assets are being amortized using the straight-line method over their estimated useful lives ranging from 3 to 5 years. Per ASC 350, impairment for goodwill and intangible assets deemed to have an indefinite life exists if the net book value of the goodwill or intangible asset equals or exceeds its fair value.
In accordance with ASC 350, the Company performs an annual review for impairment of its goodwill and intangible assets with indefinite useful lives by performing a fair value analysis. Between annual tests, the Company will perform a review for impairment indicators if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount or whenever events or changes in circumstances indicate that its intangible assets with indefinite useful lives may be impaired.
Based on its impairment testing performed in fiscal 2012, the Company determined that there was no evidence of impairment of goodwill or intangible assets with indefinite useful lives. In fiscal 2013, the Company recorded a non-cash goodwill impairment charge of $7.1 million. See Note 9 for further discussion.
Pursuant to the provisions of the Property, Plant, and Equipment Topic of the FASB ASC (ASC 360), the Company reviews all long-lived assets with definite useful lives for impairment whenever events or changes in circumstances indicate the assets may be impaired. The Company did not record any impairment of intangible assets with definite useful lives for the years ended December 29, 2013 and December 30, 2012.
Loss Contingencies for Claims
Workers’ compensation, healthcare benefits and professional liability are provided under partially self-insured and partially self-funded plans. The Company records its estimate of the ultimate cost of workers’ compensation and professional liability based on actuarial computations and the Company’s loss history as well as industry statistics. Furthermore, in determining its accrual, the Company includes amounts for estimated claims incurred but not reported. The workers’ compensation accrual, presented in the consolidated balance sheet in the line items as noted below, is shown net of the cash collateral and loss fund provided by the Company to its insurers, which was approximately $5.0 million as of December 29, 2013. The ultimate cost of workers’ compensation, healthcare benefits and professional liability will depend on actual costs incurred to settle the claims and may differ from the amounts accrued by the Company for those claims.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
The Company’s accruals for workers’ compensation, professional liability and health insurance as of December 29, 2013 and December 30, 2012 are as follows (in thousands):

	2013	2012
Professional liability	$6,286	$6,444
Workers’ compensation	4,557	3,766
Health insurance	758	551
Total	$11,601	$10,761
As of December 29, 2013 and December 30, 2012, approximately $4,831 and $5,098, respectively, is recorded in the line item “Accounts payable and accrued expenses” and approximately $6,770 and $5,663, respectively, is recorded in the line item “Other liabilities” in the consolidated balance sheets.
Debt Issuance Costs
Deferred costs related to the issuance of debt are amortized using the effective interest method over the terms of the respective debt. Debt issuance costs totaled approximately $2.4 million at December 29, 2013, of which approximately $4.0 million, less accumulated amortization of $1.6 million, are recorded in the line item “Other assets” in the consolidated balance sheets. Debt issuance costs totaled approximately $0.4 million at December 30, 2012, of which approximately $1.1 million, less accumulated amortization of $0.7 million, are recorded as short-term debt issuance costs in the line item “Other current assets” in the consolidated balance sheets. Amortization expense of approximately $961,000 and $560,000, respectively, was recorded for the fiscal years ended December 29, 2013 and December 30, 2012.
Discount on Debt
The Company entered into a $111.0 million Credit Agreement, comprised of a $15.0 million revolving credit facility and $96.0 million in term notes (see Note 13 for additional details) to finance its September 27, 2010 acquisition. Pursuant to the provisions of ASC 820, the Company recorded the term notes at its fair value, which was less than par value. The discount is amortized using the effective interest method over the terms of the respective debt tranches. At December 29, 2013 and December 30, 2012, the discount of $27.4 million, less accumulated amortization of $27.4 million and $19.7 million, respectively, is recorded in the line item “Long term debt” in the consolidated balance sheets.
Revenue Recognition
The Company’s service revenues consist almost entirely of temporary staffing revenues. Revenues are recognized when services are rendered. Reimbursable expenses, including those related to travel and out-of-pocket expenses, are recorded as service revenues with an equal amount in cost of services rendered. Service revenues are recorded net of sales tax collected from customers in those jurisdictions that charge sales tax on services. Provisions for payment discounts are recorded within the same period that the payment is received as a cost of services rendered.
The Company recognizes revenues from staffing services on a gross basis, as services are performed and associated costs have been incurred using employees of the Company. In these circumstances, the Company assumes the risk of acceptability of its employees to its customers. An element of the Company’s staffing business (within managed service provider (MSP) agreements) is the use of unaffiliated companies (Associate Partners), and the use of their employees to fulfill a customer’s staffing requirement. Under these arrangements, the Associate Partners serve as subcontractors. The customer is typically responsible for assessing the work of the Associate Partner and has

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
responsibility for the acceptability of its personnel, and the customer and Associate Partner have agreed that the Company does not pay the Associate Partner until the customer pays the Company. Based upon the revenue recognition principles in the Revenue Recognition Topic of the FASB ASC (ASC 605), revenue for these services, where the customer and the Associate Partner have agreed that the Company is not at risk for payment, is recognized net of associated costs in the period the services are rendered.
Gross revenues of Associate Partners and net revenues recognized in the consolidated statements of operations for the years ended December 29, 2013 and December 30, 2012 are as follow (in thousands):

	2013	2012
Gross revenues of Associate Partners	$21,894	$23,141
Net revenues recognized	$955	$1,378

Advertising Costs
The Company advertises through a variety of print and on-line media, job fairs and merchandising. The Company expenses costs as incurred. The Company recorded advertising expense of $1.7 million and $1.6 million for the years ended December 29, 2013 and December 30, 2012, respectively, included in the line item “Selling, general and administrative” in the Company’s consolidated statements of operations.
Share-based payments (units are in actual numbers)
On September 27, 2010, the Company adopted the MSN HoldCo, LLC 2010 Management Incentive Plan (as defined in Note 17) for the benefit of eligible employees and managers. Under this plan, 1,000 Class B Units were reserved for grant and as of December 29, 2013 and December 30, 2012, 484 units and 515 units, respectively, are available for future issuance (see Note 17).
For financial reporting purposes, the Company calculated the fair value of Class B Units as an allocation of the equity value amongst the various classes of securities. The option method was deemed to be the most reliable method to allocate the equity value. The allocated fair value of the Class B Units was calculated using a Black-Scholes option pricing model and the amount is being expensed over the vesting period, which is three years. In fiscal 2013, the fair value for Class B Units was calculated based on the following assumptions: (i) risk-free interest rate of 0.10%; (ii) dividend yield of 0%; (iii) estimate of asset volatility 40%; and (iv) expected term of one year. In fiscal 2012, the fair value for Class B Units was calculated based on the following assumptions: (i) risk-free interest rate of 0.17%; (ii) dividend yield of 0%; (iii) estimate of asset volatility 40%; and (iv) expected term of one year. The estimate of volatility is based on the average volatility of guideline public companies and other factors related to the Company’s leverage.
On August 11, 2011, the Company entered into the Second Amendment to Amended and Restated Limited Liability Company Agreement and the Amendment to Investors’ Agreement, which provide for the issuance of 1,000 Class C Units to the Chief Executive Officer under the CEO Incentive Plan and Award Agreement. On August 3, 2012, the Company entered into the Third Amendment to Amended and Restated Limited Liability Company Agreement and the Amendment to Investors’ Agreement, which replaced the CEO Incentive Plan and Award Agreement with the Amended and Restated 2011 Executive Incentive Plan, which provides for the issuance of 400 Class C Units to the Chief Financial Officer. On September 11, 2013, the Company entered into the Fourth Amendment to Amended and Restated Limited Liability Company Agreement and the Amendment to Investors’ Agreement, which replaced the Amended and Restated 2011 Executive Incentive Plan with the Second Amended and Restated 2011 Executive Incentive Plan, which provides for the issuance of an additional 200 Class C Units reserved for future grant, reduces the previous Chief Executive Officer’s 1,000 Class C Units to 400 Class C Units, and provides for the issuance of 600 Class C Units to the new Chief Executive Officer.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
For financial reporting purposes, the Company calculated the fair value of Class C Units as an allocation of the equity value amongst the various classes of securities. The option method was deemed to be the most reliable method to allocate the equity value. The allocated fair value of the Class C Units was calculated using a Black-Scholes option pricing model and the amount is being expensed over the vesting period, which is four years. In fiscal 2013, the fair value for Class C Units was calculated based on the following assumptions: (i) risk-free interest rate of 0.10%; (ii) dividend yield of 0%; (iii) estimate of asset volatility 40%; and (iv) expected term of one year. In fiscal 2012, the fair value for Class C Units was calculated based on the following assumptions: (i) risk-free interest rate of 0.17%; (ii) dividend yield of 0%; (iii) estimate of asset volatility 40%; and (iv) expected term of one year. The estimate of volatility is based on the average volatility of guideline public companies and other factors related to the Company’s leverage.
At December 29, 2013 and December 30, 2012, the Class B Units were deemed to have a value of approximately $57,000 and $80,000, respectively, and the Class C Units were deemed to have a value of approximately $342,000 and $648,000, respectively. The amount of Class B Units and Class C Units issued and outstanding will be recognized as stock compensation expense over the vesting period.
Income Taxes
The Company is a limited liability company designated as a partnership for tax purposes and, as such, is not taxable. The tax consequences of transactions within the partnership flow through to the members for federal and most state purposes. As required by the Income Taxes Topic of the FASB ASC (ASC 740), a member’s future tax consequences of recovering the financial reporting basis of its investment in the partnership are recognized as deferred tax assets or liabilities, which are recognized for the difference between the financial reporting and tax basis of the investment in the partnership at the member level (see Note 12).
The Company may make distributions of available cash to members and warrant holders receiving allocations of taxable income on a quarterly basis in an aggregate amount determined by multiplying ordinary income or capital gains of the Company by an assumed effective tax rate reasonably determined by the Company.
The Company applies guidance issued by the FASB with respect to accounting for uncertainty in income taxes. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.
The Company files state tax returns in approximately 42 states in which it maintains a local presence. The Company is not subject to examination by taxing authorities for years before September 2010. The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next 12 months.
The Company recognizes interest and/or penalties related to income tax matters in interest expense and operating expense, respectively. The Company did not have any amounts accrued for interest and penalties at December 29, 2013 and December 30, 2012.
2. MANAGEMENT PLANS
As shown in the accompanying financial statements, the Company has incurred recurring net losses of $27.2 million and $15.7 million as of December 29, 2013 and December 30, 2012, respectively.  As of December 29, 2013, the Company had cash and cash equivalents of $3.6 million, an accumulated deficit of $69.2 million, and its total liabilities of $139.7 million exceeded its total assets of $75.9 million by approximately $63.8 million.  Bank and related indebtedness comprised $112.3 million of its total liabilities.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

2. MANAGEMENT PLANS (continued)
In fiscal 2012, management instituted pricing increases and discontinued unprofitable business to drive increased margins.  Management also reduced overhead costs by restructuring operations and implementing headcount reductions. The Company also developed a new product line, Optimal Workforce Solutions and acquired Pathway Medical Staffing, to broaden and grow its services to its core clients. In fiscal 2013, the Company completed the consolidation of its multiple operating platforms such that all operating locations are standardized on one common platform, and converted all data to a single general ledger system. In addition, the Company completed other automation of its operating systems that had been manually done. This is expected to allow further optimization of its efforts and also provide efficiency in recruiting, generating revenues and reducing overhead to support such activities. The Company also increased efforts during fiscal 2013 to advance its capture rates and revenues for OneSource clients. It further re-aligned its management team and management reporting to enable it to react more timely to operating conditions. However, the Company’s financial position reflects excessive debt and its operating results, noted above, are severely impacted by interest costs.
In March 2013, and more recently in November and December 2013, the lenders amended the loan agreement to waive the default on certain covenants through April 15, 2014. This date was subsequently extended through July 1, 2014 (the Forbearance period) . In addition, through these amendments the Revolving credit facility was increased to $20.0 million until the end of the Forbearance period, when a scheduled reduction in the line reduces that amount to$17.5 million.  The amendment, in December 2013, added other covenants related to the Company’s collections and disbursements (see Note 13). The Company is in compliance with those covenants. The December 2013 amendment also required that the Company engage outside experts to ascertain market interest either in an outright sale of the Company or the sale of its assets. As described more fully in Note 19, the Company solicited and received firm offers from third parties and accepted an offer for the purchase of its assets and selected liabilities pursuant to an Asset Purchase Agreement signed on June 2, 2014, with Cross Country Healthcare. The Company completed the transaction on June 30, 2014. The proceeds received from the sale of the business were not sufficient to fully retire its debt obligations. The insufficient resources to satisfy our outstanding debt after the sale of the business or through other means raises substantial doubt regarding the legal entity’s ability to continue as a going concern.
3. RECENT ACCOUNTING PRONOUNCEMENTS
Intangibles – Goodwill and Other
In July 2012, the FASB issued Accounting Standards Update 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment (ASU 2012-02). In accordance with the amendments in this update, an entity has the option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to take further action. However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount. An entity also has the option to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to performing the quantitative impairment test. An entity will be able to resume performing the qualitative assessment in any subsequent period. In conducting a qualitative assessment, an entity should consider the extent to which relevant events and circumstances, both individually and in the aggregate, could have affected the significant inputs used to determine the fair value of the indefinite-lived intangible asset since the last assessment. An entity also should consider whether there have been changes to the carrying amount of the indefinite-lived intangible asset when evaluating whether it is more likely than not that the indefinite-lived intangible asset is impaired. An entity should consider

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

3. RECENT ACCOUNTING PRONOUNCEMENTS (continued)
positive and mitigating events and circumstances that could affect its determination of whether it is more likely than not that the indefinite-lived intangible asset is impaired. If an entity has made a recent fair value calculation that indicated a difference between the fair value and the then carrying amount of an indefinite-lived intangible asset, that difference also should be included as a factor in considering whether it is more likely than not that the indefinite-lived intangible asset is impaired. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted if a nonpublic entity’s financial statements have not yet been made available for issuance. See Note 9 for discussion of the Company’s goodwill impairment testing.
4. FAIR VALUE OF ASSETS AND LIABILITIES
Due to their short maturities, the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximated their fair values at December 29, 2013 and December 30, 2012.
Pursuant to the provisions of ASC 820, at September 27, 2010, the Company recorded its term notes at its fair value of $68.6 million, which was less than par value of $96.0 million. The discount is amortized using the effective interest method over the terms of the respective debt tranches. The fair value was calculated using a discounted cash flow method of future cash outflows relating to debt service amortization and interest expense pursuant to the applicable terms of the Credit Agreement (defined in Note 13).
Management has determined that it is not practicable to estimate the fair value of the debt as of December 29, 2013 and December 30, 2012 without incurring excessive costs.
5. RESTRUCTURING AND OTHER CHARGES
In fiscal 2013, the Company eliminated approximately 33 branch, corporate and operations personnel. As a result, the Company recorded pre-tax charges of $0.2 million related to severance. The Company has incurred a cumulative total of $2.6 million related to severance and lease terminations. In addition, the Company engaged an independent third party firm to perform certain financial advisory services, and recorded pre-tax charges of $0.2 million related to these services. These charges can be found in the line item “Restructuring and other charges” on the Company’s statement of operations for the year ended December 29, 2013.
In fiscal 2012, the Company closed/merged eight per diem branches and eliminated approximately 134 branch, corporate and operations personnel. As a result, the Company recorded pre-tax charges of $1.2 million related to severance and lease terminations. In addition, the Company recorded pre-tax charges of $0.8 million in start-up costs related to its new business model, Optimal Workforce Solutions. These charges can be found in the line item “Restructuring and other charges” on the Company’s statement of operations for the year ended December 30, 2012. A remaining liability of $0.2 million is included in the line item “Accounts payable and accrued expenses” in the Company’s consolidated balance sheet at December 30, 2012.
6. ACQUISITION
On September 7, 2012, the Company entered into an Asset Purchase Agreement with Pathway Medical Staffing, L.L.C. (Pathway), Jeffrey Sands, Daniel Redmond, and Marianne Dimola to acquire certain assets of Pathway for $4.0 million in cash, of which $0.3 million was held in escrow, with the potential for additional consideration contingent upon Pathway achieving certain financial results for the period January 1, 2012 through December 31, 2012.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

6. ACQUISITION (continued)
The acquisition was accounted for in accordance with the Business Combinations Topic of the FASB ASC (ASC 805). The consideration paid and the acquired assets and liabilities assumed have been recorded at their estimated fair values and approximate the following at December 30, 2012:

2012
Cash (consideration)	$4,000
Contingent consideration	393
Total consideration	$4,393

Identifiable assets and assumed liabilities were as follows:
Current assets	$484
Intangible assets	789
Total assets acquired	$1,273

Current liabilities assumed	$119
Net assets acquired at fair value	$1,154

Goodwill resulting from acquisition	$3,239
The Company engaged an independent third party firm to perform a purchase accounting valuation of the acquisition. Based on that valuation, the components of the intangible assets, net of accumulated amortization, at December 30, 2012 are as follows:

	Life	2012
Customer relationships	5 years	$417
Trademarks and trade names	Indefinite	184
Non-compete agreements	5 years	188
Intangible assets		$789
The purchase price of Pathway exceeded the fair value of the net assets acquired by approximately $3.2 million. This amount was assigned to goodwill and is non-deductible for tax purposes. The goodwill resulting from the acquisition was associated primarily with Pathway’s market presence and growth opportunities within those markets, and Pathway’s experienced work force and operating infrastructures.
The fair value of the receivables acquired in the transaction of $0.5 million approximates the realizable value of the gross contracted amounts receivable as of the acquisition date. The Company collected the full balance of the accounts receivable during 2012 and 2013.
At December 30, 2012, the Company accrued approximately $0.4 million for payment of additional consideration based upon the achievement of certain financial results relating to the Pathway acquisition, all of which was allocated to goodwill on the Company’s consolidated balance sheet. In fiscal 2013, the Company paid out approximately $0.3 million related to the additional consideration and recorded approximately $0.1 million as other income.
In fiscal 2012, acquisition costs of approximately $70,000 were recorded in connection with the acquisition.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

7. DISPOSITION
On March 14, 2012, the Company entered into an Asset Purchase Agreement with Epic Health Services, Inc. to sell substantially all of the properties and assets of MSN Texas, LLC, its home healthcare division, for a purchase price of $7.0 million in cash, of which $1.0 million was held in escrow. In accordance with ASC 350-20-40, the Company wrote off approximately $2.4 million of goodwill and approximately $0.1 million of intangible assets, net of accumulated amortization. The sale resulted in a gain of approximately $2.0 million and is included in the line item “Gain on sale of HomeCare” in the Company’s consolidated statements of operations. Pursuant to the Agreement, the Company provided transition services to Epic Health Services, Inc., which reimbursed the Company for these services and paid an additional administrative services fee to cover corporate overhead expenses. In addition, the Company shall not engage in the home healthcare business in the state of Texas for a five-year period, pursuant to the Agreement.
The following is a summary of discontinued operations activity for the year ended December 30, 2012 (in thousands):

2012
Service revenues	$4,382
Cost of services rendered	3,268
Gross margin	1,114
Operating expenses	998
Earnings from operations of HomeCare	116
Gain on sale of HomeCare	2,009
Income from discontinued operations	$2,125
8. GOODWILL AND INTANGIBLE ASSETS
As discussed in Note 6, on September 7, 2012, the Company acquired certain assets of Pathway through an Asset Purchase Agreement. The Company engaged an independent third party firm to perform a purchase accounting valuation of the Company’s acquisition of these assets. As a result, the Company recorded goodwill of $3.2 million at September 7, 2012.
As discussed in Note 7, on March 14, 2012, the Company sold certain assets of MSN Texas, LLC through an Asset Purchase Agreement. In accordance with ASC 350-20-40, the Company wrote off approximately $2.5 million of goodwill and intangible assets.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

8. GOODWILL AND INTANGIBLE ASSETS (continued)
At December 29, 2013 and December 30, 2012, the Company’s intangible assets, other than goodwill, and related accumulated amortization and impairment charges, were as follows (in thousands):

	2013				2012
	Gross Carrying Amount	Accumulated Amortization	Impairment Charge/ Write-Off	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Impairment Charge/ Write-Off	Net Carrying Amount
Intangible assets subject to amortization:
VMS customer relationships (5 years)	$6,450	$(4,193)	$—	$2,257	$6,450	$(2,903)	$—	$3,547
Proprietary software (3 years)	1,790	(1,790)	–	–	1,790	(1,342)	–	448
Vendor (subcontractor) relationships (5 years)	40	(26)	–	14	40	(18)	–	22
Non-compete agreements (5 years)	188	(50)	–	138	188	(12)	–	176
Customer relationships (5 years)	1,554	(850)	–	704	1,677	(540)	(123)	1,014
Total intangibles subject to amortization	10,022	(6,909)	–	3,113	10,145	(4,815)	(123)	5,207
Intangible assets not subject to amortization:
Trademarks, trade names	6,344	–	–	6,344	6,344	–	–	6,344
Total intangible assets	$16,366	$(6,909)	$—	$9,457	$16,489	$(4,815)	$ (123)	$11,551

The estimated annual amortization expense for intangible assets for the next five fiscal years as of December 29, 2013 is as follows (in thousands):

2014	$1,647
2015	1,265
2016	121
2017	80
2018	–
9. IMPAIRMENT OF GOODWILL AND INTANGIBLE ASSETS
Goodwill
Goodwill represents the excess of purchase price over the fair value of net assets acquired. Per ASC 350, impairment for goodwill and intangible assets deemed to have an indefinite life exists if the net book value of the goodwill or intangible asset exceeds its fair value.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

9. IMPAIRMENT OF GOODWILL AND INTANGIBLE ASSETS (continued)
In accordance with ASC 350, the Company performs an annual review for impairment by performing a fair value analysis of its reporting unit. The Company believes that it has one reporting unit for goodwill testing purposes. Between annual tests, the Company will review its reporting unit for goodwill impairment indicators if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.
The Company utilizes both the market approach (guideline public company method) and the income approach (discounted cash flow method) during its annual goodwill impairment tests in fiscal 2013 and fiscal 2012 to estimate the Company’s fair value.  The entity’s fair value estimate indicated that the fair value was less than the carrying value and the Company applied step 2 of the goodwill impairment test.  Based on the hypothetical purchase price allocation an impairment charge of $7.1 million was recorded in fiscal 2013 in the line item “Impairment of Goodwill”.  The goodwill impairment was the result of challenges experienced in executing on management’s plans as described in Note 2. An impairment charge of $6.1 million had also been recorded in fiscal 2011 based on the Company’s impairment testing.
Intangible Assets
Pursuant to the provisions of ASC 350, in addition to goodwill, the Company performs an annual review for impairment of its intangible assets with indefinite useful lives by performing a fair value analysis. Between annual tests, the Company reviews its intangible assets with indefinite useful lives for impairment whenever events or changes in circumstances indicate the assets may be impaired.
The Company utilized the relief from royalty method during its annual tests for impairment of intangible assets with indefinite useful lives for fiscal 2013 and fiscal 2012. The Company determined that no impairment existed for the years ended December 29, 2013 and December 30, 2012.
Pursuant to the provisions of ASC 360, the Company reviews all long-lived assets with definite useful lives for impairment whenever events or changes in circumstances indicate the assets may be impaired. The Company did not record any impairment of intangible assets with definite useful lives for the years ended December 29, 2013 and December 30, 2012.
10. PROPERTY AND EQUIPMENT
Property and equipment at December 29, 2013 and December 30, 2012 consists of the following (in thousands):

	2013	2012
Furniture and equipment	$1,970	$1,954
Computer equipment	1,624	1,424
Office equipment	2,120	1,506
Software (purchased)	4,145	4,675
Internally developed software	807	753
Leasehold improvements	1,197	1,116
Total	11,863	11,428
Less accumulated depreciation and amortization	(6,608)	(5,555)
Property and equipment, net	$5,255	$5,873

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

10. PROPERTY AND EQUIPMENT (continued)
The net book value of the purchased and internally developed software at December 29, 2013 and December 30, 2012 was approximately $2.9 million and $3.2 million, respectively.
11. ACCOUNTS PAYABLE AND ACCRUED EXPENSES
Accounts payable and accrued expenses at December 29, 2013 and December 30, 2012 consist of the following (in thousands):

	2013	2012
Insurance related accrued expenses	$4,831	$5,098
Accrued subcontractors payable	3,564	2,501
Accrued expenses	3,356	3,307
Accounts payable	2,574	3,034
Other	739	425
Total	$15,064	$14,365
12. INCOME TAXES
The Company is a limited liability company designated as a partnership for tax purposes subject to Subchapter K of the Internal Revenue Service (IRS) code and, as such, is not taxable. The tax consequences of transactions within the partnership flow through to the members for federal and most state purposes. The members then report their proportionate share of the partnership’s income or loss in their individual capacities. As required by ASC 740, a member’s future tax consequences of recovering the financial reporting basis of its investment in the partnership are recognized as deferred tax assets or liabilities, which are recognized for the difference between the financial reporting and tax basis of the investment in the partnership at the member level.
The Company will send to each member and warrant holder all information necessary for the preparation of their federal, state, and local income taxes, including each member’s and warrant holder’s distributive share of taxable income or loss and any other items of income, gain, loss and deduction for such fiscal year.
MSN Inc. is a corporation that has elected to be treated as a “profits interest” company.
Any member who receives Class B Units or Class C Units shall make a timely and effective election under Section 83(b) of the IRS code with respect to such Units. The Company and all members will: (i) treat such Units as outstanding for tax purposes, and (ii) treat such members as a partner of the Company for tax purposes with respect to the Units. Neither the Company nor any of its members will deduct any amount (as wages, compensation, or otherwise) for the fair market value of such Units for federal income tax purposes. The Class B Units and Class C Units shall be granted in exchange for services provided to the Company. Such Units are to be treated for federal income tax purposes as a “profits interest” within the meaning of IRS Revenue Procedures 93-27 and 2001-43.
The Company may make distributions of available cash to members and warrant holders receiving allocations of taxable income on a quarterly basis in an aggregate amount determined by multiplying ordinary income or capital gains of the Company by an assumed effective tax rate reasonably determined by the Company. The effective tax rate will be the same for all members and warrant holders with respect to a given quarter and given income type of the Company. These tax distributions will be treated as an advance against amounts distributable to a member or warrant holder and will reduce, dollar for dollar, the amounts otherwise distributable to such member or warrant holder.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

12. INCOME TAXES (continued)
To the extent the Company is required by law to withhold or to make tax payments on behalf of any member or warrant holder, the Company may withhold such amounts and make such tax payments as required. All such tax advances, plus interest at a rate in conformity with Section 1274(d) of the IRS code, shall, at the option of the Company: (i) be paid to the Company by the member or warrant holder on whose behalf such tax payments were made, or (ii) be repaid by reducing the amount of the current or next succeeding distribution(s) that would otherwise have been made to such member or warrant holder. If such distributions are not sufficient for this purpose, the Company will reduce the proceeds of liquidation otherwise payable to the member or warrant holder. The Company will select the same option for all members or warrant holders that received tax advances with respect to a given quarter of a fiscal year.
13. DEBT OBLIGATIONS
On September 27, 2010, the Company entered into a $111.0 million Credit Agreement (Credit Agreement) to finance its acquisition, consisting of the following: (i) a $15.0 million revolving credit facility (Revolver) that has a $10.0 million sublimit for letters of credit (LC) and $5.0 million for borrowing, (ii) a $15.0 million Tranche A Loan, (iii) a $40.0 million Tranche B-1 term loan (Tranche B-1 Loan), (iv) a $31.0 million Tranche B-2 term loan (Tranche B-2 Loan), and (v) a $10.0 million Tranche B-3 term loan (Tranche B-3 Loan). The maturity date for the Credit Agreement was September 27, 2013. Pursuant to the terms of the Amended and Restated Forbearance Agreement and Twelfth Amendment to Credit Agreement, the maturity date has been extended to September 27, 2015.
The Credit Agreement is secured by substantially all of the Company’s assets and contains certain covenants that, among other things, restrict additional indebtedness and obligations, and require the achievement of certain financial covenants: (i) maximum capital expenditures; (ii) minimum consolidated EBITDA; (iii) minimum consolidated fixed charge coverage ratio; (iv) minimum liquidity; and (v) minimum daily sales outstanding. As of December 29, 2013, the Company was not in compliance with the minimum consolidated EBITDA, the minimum consolidated fixed charge coverage ratio, and the minimum daily sales outstanding covenants. This default was waived by the Amended and Restated Forbearance Agreement and Twelfth Amendment to Credit Agreement. The Company was in compliance with the two weekly cash flow reporting covenants (minimum collections and cumulative disbursements, as defined in the Credit Agreement) as of December 29, 2013.
Pursuant to the terms of the Credit Agreement, the amount that can be drawn down at any given time under the Revolver (including LC) through April 14, 2014 cannot exceed $20.0 million. As of December 29, 2013, the Company had $5.8 million in borrowings outstanding under the Revolver, with an additional $8.2 million being utilized for outstanding standby LC, of which $2.6 million related to a frozen workers compensation policy assumed as part of the September 27, 2010 acquisition (expires September 2015), $5.0 million related to the Company’s current workers compensation policy (expires September 2015), and $0.6 million related to a capital lease (expires September 2015). The available balance under the line of credit at December 29, 2013 was $6.0 million for cash borrowing and letters of credit.
The Revolver bears interest at either the prime rate or London Interbank Offered Rate (LIBOR) plus an applicable margin (5.0% at December 29, 2013) with interest payable quarterly or as LIBOR interest rate contracts expire. Unused capacity under the Revolver bears interest at 0.5% and is payable quarterly. LCs outstanding under the Revolver bear interest at 6.0% plus any fees charged by the issuing bank (typically between 0.5% and 1.25%). The Tranche A Loan bears interest at either prime rate or LIBOR plus an applicable margin (4.5% at December 29, 2013) with interest payable quarterly or as LIBOR interest rate contracts expire. The Tranche B-1 Loan bears interest at either prime rate or LIBOR plus an applicable margin (4.0% at December 29, 2013) with interest payable quarterly or as LIBOR interest rate contracts expire. The Tranche B-2 Loan and Tranche B-3 Loan each bear interest at either prime rate or LIBOR plus an applicable margin (5.0% at December 29, 2013) with interest payable quarterly or as LIBOR interest rate contracts expire.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

13. DEBT OBLIGATIONS (continued)
Pursuant to the terms of the Credit Agreement, for the Tranche A Loan, all interest is cash pay. For the Tranche B-1 Loan, interest is comprised of cash pay of 1.0% plus LIBOR through the first quarter of 2012, with the remainder accrued as P-I-K. After the first quarter of 2012, all Tranche B-1 Loan interest is cash pay. For the Tranche B-2 Loan and the Tranche B-3 Loan, interest is comprised of cash pay of 1.0% plus LIBOR for all periods of the credit facility term, with the remainder accrued as P-I-K.
Pursuant to the terms of the Eighth Amendment to Credit Agreement, and redefined in the Limited Waiver and Tenth Amendment to Credit Agreement and the Amended and Restated Forbearance Agreement and Twelfth Amendment to Credit Agreement, interest is paid quarterly, and for any period ending after December 28, 2012 but on or prior to December 31, 2013, interest shall be payable in cash provided that only the portion of interest equal to the Eurodollar rate (in the case of Eurodollar rate loans) or the Base rate (in the case of Base rate loans) shall be payable in cash and the remainder shall be payable, at the Company’s option, either in cash or as P-I-K interest. For any period ending after December 31, 2013, with respect to the Tranche A Loan, all interest shall be payable in cash, and with respect to the Tranche B-1 Loan, the Tranche B-2 Loan, and the Tranche B-3 Loan, only the portion of interest equal to the Eurodollar rate plus 1% per annum (in the case of Eurodollar rate loans) and the Base rate (in the case of Base rate loans) shall be payable in cash and the remainder shall be payable as P-I-K interest. P-I-K interest at December 29, 2013 and December 30, 2012 of approximately $1.2 million is included in the line item “Accrued P-I-K interest” in the liabilities and members’ deficit section of the Company’s consolidated balance sheets.
On November 30, 2010, the Company entered into the Limited Waiver and Amendment to Credit Agreement, which (i) clarified language relating to the interest calculation pertaining to P-I-K interest; and (ii) provided the Company with a limited waiver relating to the cash receipts covenant.
On December 27, 2010, the Company entered into the Second Amendment to Credit Agreement, which (i) allowed for the add-back to EBITDA of certain one-time restructuring expenses not to exceed $0.5 million; (ii) allowed for the add-back to EBITDA for certain new company organizational costs in an amount not to exceed $0.7 million; (iii) permitted the Company to halt the cash receipts and cash disbursements covenants compliance reporting until February 6, 2011; and (iv) clarified language relating to the filing of financial statements to the Administrative Agent.
On March 25, 2011, the Company entered into the Third Amendment to Credit Agreement, which (i) clarified language relating to the calculation of the capital expenditures covenant; and (ii) allowed for the add-back to EBITDA of certain one-time expenses relating to the CEO transition in an amount not to exceed $1.7 million.
On July 6, 2011, the Company entered into the Fourth Amendment to Credit Agreement, which replaced the words “calendar month” with the words “fiscal month” in each instance they appear in Section 5.4 of the Credit Agreement.
On December 29, 2011, the Company entered into the Limited Waiver and Fifth Amendment to Credit Agreement (Fifth Amendment), which (i) waived the Minimum Liquidity provisions for a period not to exceed six months, effective December 29, 2011; (ii) excluded the acquisition of Nurses 24/7 from the maximum capital expenditures covenant calculation; (iii) allowed for certain one-time cash restructuring expenses in fiscal years 2011 through 2013, and certain one-time cash expenses in connection with the replacement of the Company’s CEO in fiscal year 2011, with respect to Consolidated EBITDA; (iv) eliminated the Excess Cash Flow Period for fiscal year 2011; (v) redefined the LC sublimit; (vi) increased the Revolver loan limit to $7.5 million to the extent any amounts under the Nurses 24/7 acquisition loan were outstanding; (vii) established the application of the MSN HomeCare disposition proceeds following the consummation of the Nurses 24/7 acquisition; and (viii) adjusted the Minimum EBITDA, Minimum Consolidated Fixed Charge Coverage Ratio, and Maximum Capital Expenditures requirements prior to, and subsequent to, the Nurses 24/7 acquisition and the MSN HomeCare disposition.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

13. DEBT OBLIGATIONS (continued)
On March 13, 2012, the Company entered into the Sixth Amendment to Credit Agreement, which (i) reinstated the Minimum Liquidity provisions waived by the Fifth Amendment; (ii) excluded any MSN HomeCare Proceeds Acquisition from the maximum capital expenditures covenant calculation; (iii) redefined the MSN HomeCare Disposition in the Fifth Amendment to mean the sale of substantially all of the assets owned by MSN Texas and owned by the Borrower located in Pittsburgh, Pennsylvania to Epic Health Services, Inc. on or after March 13, 2012; (iv) established the application of the MSN HomeCare disposition proceeds to include prepayments on the Tranche A Term Loans and payments of approved MSN HomeCare Proceeds Acquisitions; and (v) adjusted the Minimum EBITDA, Minimum Consolidated Fixed Charge Coverage Ratio, and Maximum Capital Expenditures requirements subsequent to the MSN HomeCare Disposition.
On June 29, 2012, the Company entered into the Seventh Amendment to Credit Agreement, which allowed for certain one-time restructuring expenses in fiscal years 2011 through 2013 with respect to Consolidated EBITDA.
On December 28, 2012, the Company entered into the Eighth Amendment to Credit Agreement, which (i) released certain escrow funds to the Company for payments to be made related to the MSN Home Care disposition; (ii) postponed the principal payment due December 31, 2012; and (iii) provided for interest payments on the Eurodollar Rate loans and on the Base Rate loans made subsequent to December 28, 2012 but on or prior to December 31, 2012 to be paid in cash with the remaining interest due on the Term Loans to be payable as PIK interest.
On February 18, 2013, the Company entered into the Ninth Amendment to Credit Agreement, which increased the Revolver commitment (excluding any Letters of Credit) from $5.0 million to $6.5 million, less the amount of any Swing Loans outstanding, for the period February 18, 2013 through March 15, 2013.
On March 29, 2013, the Company entered into the Limited Waiver and Tenth Amendment to Credit Agreement, which (i) waived the existing debt covenant defaults of the third and fourth quarter of 2012; (ii) increased the overall Revolving line of credit commitment (including any use for Letters of Credit) from $15.0 million to $20.0 million (decreasing to $17.5 million on October 1, 2013, $15.0 million on January 1, 2014, and $10.0 million on January 1, 2015) and removed the sub-limits; (iii) extended the maturity dates on all loans to September 27, 2015, with the quarterly $500,000 principal payments to begin March 31, 2014 and continue through maturity; (iv) provided for an Amendment Fee of 2% of all outstanding debt as of the effective date of the Amendment, repaid at the earlier of the maturity date or the date the debt is fully repaid and/or terminated; (v) provided for interest payments through 2013 to remain consistent with amounts due under the Eighth Amendment to Credit Agreement, with any remaining amounts to be paid in cash or PIK interest, at the Company’s option; (vi) changed the terms of the collateral waterfall amongst the lenders; (vii) amended the financial covenants based upon the Company’s submitted budgets for fiscal 2013 through fiscal 2015, with an additional covenant requirement for DSO; (viii) allowed the Company to purchase capital equipment subject to a capital lease secured by letters of credit; and (ix) updated the language for weekly reporting and exhibits to current Credit Agreement amendments/requirements.
On November 11, 2013, the Company entered into the Forbearance Agreement and Eleventh Amendment to Credit Agreement, in which the lenders agreed to forebear from exercising their rights relating to any of the covenants that were then in default, during the Forbearance period, defined in the agreement to begin on the date on which an event of default shall have first occurred and ending on the earlier of the occurrence of a termination event or January 31, 2014. This amendment also required the Company to provide, among other items, certain financial projections and to engage an advisor for the purpose of selling equity of the Company within specific time guidelines. In consideration of the foregoing, the lenders forever agreed not to sue any Releasee, as defined in the agreement, and to forever waive each Releasee from any and all claims they may have or that will arise.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

13. DEBT OBLIGATIONS (continued)
On December 20, 2013, the Company entered into the Amended and Restated Forbearance Agreement and Twelfth Amendment to Credit Agreement, which (i) extended the Forbearance period through April 15, 2014; (ii) extended the timing of certain principal installment payments on the debt and eliminated a prior requirement to pay $500,000 on March 31,2014; (iii) extended the $20 million Revolving line of credit availability through April 14, 2014, decreasing it to $17.5 million effective the last day of the Forbearance period of April 15, 2014; (iv) added certain covenants for rolling eight-week collections and disbursements, requiring that collections vary no less than 10% of the forecast amounts pursuant to weekly reporting requirements and disbursements vary no more than 10% in excess of forecast amounts ; and (v) required that the Company continue to pursue, with its outside advisors, a sale transaction of equity with specific timelines provided. In consideration of the foregoing, the lenders agreed to forbear from any exercise related to covenant defaults, and provided a covenant not to sue any Releasee, as defined in the agreement, now and hereafter. On April 14, 2014, the Amended and Restated Forbearance Agreement and Twelfth Amendment to Credit Agreement was subsequently amended to extend the Forbearance period through May 31, 2014 and also extended certain other milestones dates. On May 30, 2014, the Forbearance period was extended through July 1, 2014. The Company was not in compliance with the debt covenants upon expiration of the Forbearance Agreement on July 1, 2014 and therefore, the debt has been classified as current in the accompanying December 29, 2013 consolidated balance sheet.
A summary of outstanding debt as of December 29, 2013 and December 30, 2012 is as follows (in thousands):

	2013	2012
Revolver	$5,766	$1,298
Amendment Fee, pursuant to Tenth Amendment	2,411	–

Tranche A Loan, gross	12,000	12,000
Tranche A Loan, discount	–	(852)
Tranche A Loan, net of discount	12,000	11,148

Tranche B-1 Loan, gross	40,000	40,000
Tranche B-1 Loan, discount	–	(3,377)
Tranche B-1 Loan, net of discount	40,000	36,623

Tranche B-2 Loan, gross	31,000	31,000
Tranche B-2 Loan, discount	–	(2,613)
Tranche B-2 Loan, net of discount	31,000	28,387

Tranche B-3 Loan, gross	10,000	10,000
Tranche B-3 Loan, discount	–	(899)
Tranche B-3 Loan, net of discount	10,000	9,101

Total debt, gross	101,177	94,298
Less discount	–	(7,741)
PIK (long term portion)	9,917	5,321
Less current portion of debt (includes Revolver and Tranche A as of December 30, 2012)	(111,094)	(1,298)

Total long-term debt, net of discount, net of current portion	$—	$90,580

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

14. EMPLOYEE BENEFIT PLAN
The Company has a voluntary defined contribution 401(k) profit-sharing plan (Plan) covering all eligible employees as defined in the Plan documents. The Plan allows for its participants to defer up to 50% of annual salary up to the adjusted IRS maximum each year. In addition, the Plan provides that the Company may provide a 25% match of the participants’ contributions in fiscal 2013. In fiscal 2012, the Plan provided that the Company may provide a 25% match on the first 4% of the participants’ contributions for employees with a salary under $115,000 and a 25% match on the first 2% of the participants’ contributions for employees with a salary over $115,000. Employees must be actively employed on the last calendar day of the year to receive any employer match. The Plan also provides for a discretionary matching contribution, which would be allocated to each employee based on the employee’s annual pay divided by the total annual pay of all participants eligible to receive such contribution. The Company’s matching contribution was approximately $0.3 and $0.1 million, respectively, for the years ended December 29, 2013 and December 30, 2012, and was paid for using forfeitures from the Plan.
15. COMMITMENTS AND CONTINGENCIES
Capital Leases
The Company leases certain computer and related equipment under a lease agreement, which commenced in July 2013 and is accounted for as a capital lease. The assets and liabilities under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the asset. The assets are amortized over the related lease term. The assets under capital lease have a gross value of approximately $543,000 and a net book value of $494,000 at December 29, 2013. Approximately $0.1 million of amortization is recorded in the line item “Depreciation and amortization” on the Company’s statement of operations for the year ended December 29, 2013.
Future minimum lease payments under capital leases at December 29, 2013 are as follows (in thousands):

2014	$205
2015	204
2016	102
Total future minimum lease payments	511
Less amount representing interest	(15)
Less amount classified as current	(195)
Long-term portion, net of current portion and interest payments	$301
Operating Leases
The Company has entered into noncancelable operating lease agreements for the rental of space and equipment. Certain of these leases include options to renew as well as rent escalation clauses. Future minimum lease payments as of December 29, 2013 associated with these agreements are as follows (in thousands):

2014	$2,703
2015	2,146
2016	759
2017	242
2018	146
Total payments	5,996
Less: sublease income	(202)
Total	$5,794

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

15. COMMITMENTS AND CONTINGENCIES (continued)
Total operating lease expense, including common area maintenance costs, was approximately $3.8 million and $4.4 million for the years ended December 29, 2013 and December 30, 2012.
Loss Contingencies for Claims
Workers’ compensation, healthcare benefits and professional liability are provided under self-insured and partially self-funded plans. The Company records an accrual based on its estimate of the ultimate cost of workers’ compensation, healthcare benefits and professional liability (see Note 1).
Litigation
From time to time, the Company is subject to lawsuits and claims that arise out of its operations in the normal course of business. The Company is a plaintiff or a defendant in various litigation matters in the ordinary course of business, some of which involve claims for damages that are substantial in amount. The Company has accrued for certain claims where such amounts are probable and reasonably estimable. The Company believes that the disposition of claims that arise out of operations in the normal course of business will not have a material adverse effect on its financial position or results of operations beyond those accrued amounts.
16. MEMBERS’ EQUITY
On September 27, 2010, the Company entered into the Amended and Restated Limited Liability Company Agreement of MSN HoldCo LLC (HoldCo Operating Agreement). The HoldCo Operating Agreement provides for interests of members in the profits and losses of the Company and the right of members to distributions and allocations and a return of capital contributions. The HoldCo Operating Agreement provides for two classes of membership units, Class A Units and Class B Units. Class A Units are entitled to vote on certain matters, all in accordance with the terms of the HoldCo Operating Agreement. Class B Units are not entitled to vote. On August 11, 2011, the Company entered into the Second Amendment to HoldCo Operating Agreement and the Amendment to Investors’ Agreement, which provide for the issuance of Class C Units to the Chief Executive Officer under the CEO Incentive Plan and Award Agreement (CEO Incentive Plan). Class C Units are not entitled to vote. On August 3, 2012, the Company entered into the Third Amendment to HoldCo Operating Agreement and the Amendment to Investors’ Agreement, which replaced the CEO Incentive Plan with the Amended and Restated 2011 Executive Incentive Plan (Executive Incentive Plan). Under this plan, Class C Units were issued to the Chief Financial Officer. On September 11, 2013, the Company entered into the Fourth Amendment to HoldCo Operating Agreement and the Amendment to Investors’ Agreement, which replaced the Amended and Restated 2011 Executive Incentive Plan (Executive Incentive Plan) with the Second Amended and Restated 2011 Executive Incentive Plan (Second Amended Executive Incentive Plan). This plan provides the opportunity for other senior executives to be awarded Class C Units. Other than the Class A Units (and Warrants to purchase Class A Units) and the Class B Units and Class C Units described below, there are no other outstanding rights or options to subscribe for or purchase membership interests in the Company.
On September 27, 2010, the Company issued 4,140 Class A Units and 4,860 Warrants to purchase Class A Units. The Warrants are exercisable for nominal consideration and Warrant holders are not entitled to receive distributions made by the Company (other than tax distributions and tax advances).
The Board has sole discretion regarding the amounts and timing of distributions to members. In the event distributions are made from the Company, the following is the general order of priority: (i) Class A members in proportion to their unreturned capital amounts until the cumulative amount of distributions equals the total capital contributions made; (ii) members in proportion to their unit ownership; (iii) Class B members, after an amount equal to the baseline value, as defined in the HoldCo Operating Agreement, has been distributed to the other members (however, distributions made to Class B members for unvested units are held in a separate account until they vest and distributions of unvested Class B units that are subsequently forfeited or cancelled are also forfeited and

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

16. MEMBERS’ EQUITY (continued)
returned to the Company); and (iv) Class C members shall not participate in any distributions except for tax distributions as well as distributions allowed pursuant to the Second Amended Executive Incentive Plan (see Note 17). The Board also has sole discretion to make tax distributions to any members and warrant holders who receive an allocation of income and incur a tax liability.
On September 27, 2010, MSNH entered into the Second Amended and Restated Limited Liability Company Agreement of Medical Staffing Network Healthcare, LLC (MSNH Operating Agreement). The MSNH Operating Agreement provides for interests of members in the profits and losses of MSNH and the right of members to distributions and allocations and a return of capital contributions, with the membership interests in MSNH evidenced by Class A and Class B Units. On September 27, 2010, MSNH issued 999 Class A Units to the Company. Each Class A membership unit is entitled to one vote. Further, on the same date, MSNH issued one Class B Unit to MSN Inc. for a subscription price of $10.00. Class B members shall not be entitled to vote and Class B Units are to be treated as a “profits interest”. The Board will determine the fair value of the aggregate members’ equity in MSNH on each of the issuance dates of Class B Units. Other than the Class A Units and the Class B Units described above, there are no other outstanding rights or options to subscribe for or purchase membership interest in MSNH.
The Board has sole discretion regarding the amounts and timing of distributions to members. In the event distributions are made from MSNH, the following is the general order of priority: (i) Class A members in proportion to their unreturned capital amounts until the cumulative amount of distributions equals the total capital contributions made; (ii) members in proportion to their unit ownership; and (iii) Class B member, after an amount equal to the baseline value, as defined in the MSNH Operating Agreement, has been distributed to the other members. The Board also has sole discretion to make tax distributions to any members who receive an allocation of income and incur a tax liability.
17. MANAGEMENT INCENTIVE PLANS
On September 27, 2010, the Company adopted the MSN HoldCo, LLC 2010 Management Incentive Plan (MIP) for the benefit of eligible employees and managers. The purpose of the MIP is to attract and retain the best available individuals for positions of substantial responsibility. Under the HoldCo Operating Agreement, Class B Units may only be issued pursuant to the MIP. As such, 1,000 Class B Units were reserved for grant and the Compensation Committee of the Board of Managers was granted the discretion to determine which employees or managers will receive grants of Class B Units under the MIP. Pursuant to the HoldCo Operating Agreement, the Board of Managers of HoldCo will determine the fair value of the aggregate members’ equity in the Company on each of the issuance dates of Class B Units. During fiscal 2013, 88 Class B Units were forfeited or repurchased as a result of employee terminations and 119 Class B Units were reissued. During fiscal 2012, 349 Class B Units were forfeited or repurchased as a result of employee terminations and 255 Class B Units were reissued. As of December 29, 2013 and December 30, 2012, 484 and 515 Class B Units, respectively, are available for future issuance and approximately 261 and 172 Class B Units, respectively, have vested.
On August 11, 2011, the Company entered into the CEO Incentive Plan, which purpose is to issue Class C Units to a person serving as the Chief Executive Officer of the Company. Under the CEO Incentive Plan, Class C Units may only be issued pursuant to the MIP. As such, 1,000 Class C Units were issued to the Chief Executive Officer under the CEO Incentive Plan. On August 3, 2012, the Company replaced the CEO Incentive Plan with the Amended and Restated 2011 Executive Incentive Plan (Executive Incentive Plan). Under this plan, 400 Class C Units were issued to the Chief Financial Officer. On September 11, 2013, the Company replaced the Executive Incentive Plan with the Second Amended and Restated 2011 Executive Incentive Plan (Second Amended Executive Incentive Plan). Under this plan, the previous Chief Executive Officer’s 1,000 Class C Units were reduced to 400 Class C Units, the new Chief Executive Officer was issued 600 Class C Units, and an additional 200 Class C Units were issued and reserved for grant.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

17. MANAGEMENT INCENTIVE PLANS (continued)
Class B Units and Class C Units shall vest and become non-forfeitable as determined by the Award Agreement and unvested units shall be forfeited upon the termination of the employee or manager for any reason. Further, Class B Units and Class C Units are to be treated for federal income tax purposes as a “profits interest” within the meaning of IRS Revenue Procedures 93-27 and 2001-43 and, accordingly, shall have no liquidation value as of their date of issuance.
A summary of the status of the Company’s nonvested Class B Units and Class C Units as of December 29, 2013 and December 30, 2012 and changes during the fiscal years then ended is presented below:

		Weighted-Average Grant-Date
Nonvested Class B Units	Units	Fair Value Per Unit
Nonvested at December 25, 2011	410	$303
Awarded	255	$42
Vested	(52)	$303
Forfeited	(300)	$303
Nonvested at December 30, 2012	313	$90
Awarded	119	–
Vested	(138)	$86
Forfeited	(39)	$209
Nonvested at December 29, 2013	255	$31

Nonvested Class C Units
Nonvested at December 25, 2011	1,000	$510
Awarded	400	$346
Vested	(250)	$510
Forfeited	–	–
Nonvested at December 30, 2012	1,150	$453
Awarded	600	$0.09
Vested	(400)	$278
Forfeited	(600)	$510
Nonvested at December 29, 2013	750	$138

At December 29, 2013 and December 30, 2012, there was approximately $5,000 and $21,000, respectively, of total unrecognized compensation cost related to the above nonvested Class B units awarded under the MIP. The cost is expected to be recognized over a weighted-average period of 1.1 years. The total fair value of Class B units vested during the years ended December 29, 2013 and December 30, 2012 was approximately $12,000 and $16,000, respectively.
At December 29, 2013 and December 30, 2012, there was approximately $89,000 and $453,000, respectively, of total unrecognized compensation cost related to the above nonvested Class C units awarded under the Second Amended Executive Incentive Plan. The cost is expected to be recognized over a weighted-average period of 2.8 years. The total fair value of Class C units vested during the years ended December 29, 2013 and December 30, 2012 was approximately $111,000 and $127,500, respectively.
18. RELATED PARTY TRANSACTIONS
The Company maintains several bank accounts with Bank of America, a former warrant holder. During the year ended December 30, 2012, the Company paid approximately $37,000 in bank fees on these accounts. During fiscal 2012, Bank of America transferred their warrants to another entity and, as a result, they were not a related party at December 30, 2012.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 29, 2013 and December 30, 2012

18. RELATED PARTY TRANSACTIONS (continued)
The Company’s Class A unit holders and Class A warrant holders are the lenders of the Company’s Credit Agreement.
The Company has a receivable balance for advances due from employees of approximately $1,100 and less than $100 at December 29, 2013 and December 30, 2012, respectively, included in the line item “Other current assets” in the Company’s consolidated balance sheets.
The Company provides staffing services to the entity that has a noncontrolling interest in InteliStaf of Oklahoma, LLC. During the years ended December 29, 2013 and December 30, 2012, the Company recorded service revenues of approximately $6.8 million and $7.0 million, respectively, related to these staffing services, and had a receivable balance of approximately $0.7 million and $0.6 million, and a payable balance of $0.4 million and less than $1,000 at December 29, 2013 and December 30, 2012, respectively.
One of the healthcare services companies that provides staffing services to the Company in a subcontractor capacity is partly owned by Mark Gallagher, one of the Company’s officers through June 4, 2013. During the year ended December 30, 2012, the Company paid approximately $2.8 million to the healthcare services company and had a payable balance of $0.2 million at December 30, 2012. Through June 4, 2013, the Company paid approximately $1.4 million to the healthcare services company. During fiscal 2013, Mark Gallagher terminated his relationship with the Company and, as a result, the healthcare services company was not a related party at December 29, 2013.
19. SUBSEQUENT EVENTS
Management has performed an analysis of the activities and transactions subsequent to December 29, 2013 to determine the need for any adjustments to and/or disclosures within the audited consolidated financial statements for the year ended December 29, 2013. Management has performed their analysis through September 12, 2014, the date the consolidated financial statements were available to be issued.
Pursuant to the terms of the Amended and Restated Forbearance Agreement and Twelfth Amendment to Credit Agreement, dated December 20, 2013 (and subsequently amended April 14, 2014, and thereafter, to extend the Forbearance period through July 1, 2014), the Company engaged third party advisors for the purpose of debt retirement through a sale of the Company, or its assets. Shortly thereafter the Company, with its advisors, commenced the process of preparing an investment memorandum and soliciting market interest. This culminated with the advisors recommending, and the Company’s Board of Directors approving, an Exclusivity Agreement dated April 1, 2014, with one of the parties that provided a firm offer. On June 2, 2014 the Company and Cross Country Healthcare signed an Asset Purchase Agreement in which Cross Country Healthcare agreed to acquire the assets of the Company and selected liabilities; the liabilities specifically exclude any and all debt and related liabilities. The purchase price is approximately $48 million plus/minus working capital adjustments and the transaction closed on June 30, 2014. The Company will apply the proceeds from the sale to any costs and liabilities related to the winding down of the remaining activities of the Company and then to payments on outstanding debt.